Exhibit 99.1

Contact:

Helen Rotherham

VP Investor Relations

(949) 699-4804

THE WET SEAL, INC ANNOUNCES

SEPTEMBER 2004 NET SALES

FOOTHILL RANCH, CA, October 7, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales from continuing operations, excluding the discontinued Zutopia division, for the five-week period ended October 2, 2004 of $41.4 million, compared with net sales of $46.6 million for the same period last year. Comparable store sales from continuing operations declined 8.0 percent during September, compared to a decline of 10.0 percent in the same period a year ago. The company closed one Wet Seal store during the month.

For the thirty five-week period ended October 2, 2004, net sales from continuing operations were $286.3 million compared to net sales of $337.8 million for the same period a year ago. Year to date, the company’s comparable store sales declined 13.3 percent compared to a decline of 19.6 percent for the same period last year. The company has opened six Wet Seal stores and one Arden B. store and closed sixteen Wet Seal stores and five Arden B. stores year to date.

The company has revised its guidance for the third quarter as a result of higher than anticipated promotional activity in September, which negatively impacted margins, and costs associated with the review of strategic alternatives. The company now expects to report a net loss of approximately $0.83 per share for the third quarter. Comparable store sales for the third quarter are still expected to be in the negative mid-teens.

The Wet Seal, Inc. now provides additional information on its monthly sales results on a recorded message. To access this message, please dial 888-203-1112 and enter the confirmation code 965707.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 464 Wet Seal stores and 95 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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